Exhibit 5.3

Baker & McKenzie Amsterdam N.V. Attorneys at law, Tax advisors and Civil-law notaries P.O. Box 2720 1000 CS Amsterdam The Netherlands Tel: +31 20 551 7555 www.bakermckenzie.nl
Asia Pacific Bangkok Beijing Hanoi Ho Chi Minh City Hong Kong	Willis Group Holdings Public Limited Company 51 Lime Street London EC3M 7DQ England	Ph.J.G. Steffens M.A. Rijkaart van Cappellen
Jakarta Kuala Lumpur Manila Melbourne Shanghai Singapore Sydney Taipei Tokyo

Europe &

Middle East

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Doha

Dusseldorf

Frankfurt / Main

Geneva

Istanbul

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

North & South

America

Bogota

Brasilia*

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre*

Rio de Janeiro*

San Diego

San Francisco

Santiago

Sao Paulo*

Tijuana

Toronto

Valencia

Washington, DC

*  Associated Firm

19 October 2012

39216509-000004/1212734/PHS/WEB

Re: Willis Netherlands Holdings B.V.

Dear Sirs,

In our capacity as Dutch legal counsel (advocaten) to Willis Group Holdings Public Limited Company, we have been asked to render an opinion on matters of Dutch law in relation to Willis Netherlands Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with address Hoogoorddreef 60, 1101 BE Amsterdam Zuidoost, the Netherlands (the “Company”), in connection with a Form S-3 Registration Statement dated 19 October 2012 signed by the Company, Willis Group Holdings Public Limited Company, Willis Investment UK Holdings Limited, Ta I Limited, Trinity Acquisition Plc., Willis Group Limited and Willis North America Inc. in connection with the offer, sale and issuance of securities from time to time (the “Registration Statement”);

For the purposes of this opinion, we have examined, and relied with your consent solely upon, originals or electronic copies of the documents as listed below, but not any documents or agreements cross-referred to in any such document:

a)      a scanned copy, received by e-mail, of the executed Registration Statement;

b)      a scanned copy, received by e-mail, of the written resolutions of the board of managing directors (bestuur) of the Company, dated 16 October 2012, inter alia, authorising the execution by the Company of the Documents (the “Board Resolution”) containing among others a power of attorney granted by the Company authorising Adam Rosman, Joseph J. Plumeri, Micheal K. Neborak, Nicole Napolitano (all employees of Willis North America Inc.) and each managing director of the Company, acting individually to execute and deliver the Opinion Document (as defined below) and do all such acts as may be ancillary thereto on behalf of the Company (the “Power of Attorney”);

Baker & McKenzie Amsterdam N.V. has its registered office in Amsterdam, the Netherlands, and is registered with the Trade Register under number 34208804.

Baker & McKenzie Amsterdam N.V. is a member of Baker & McKenzie International, a Swiss Verein.

c)	a scanned copy, received by e-mail, of the written resolutions of the shareholders of the Company, dated 16 October 2012, inter alia, authorising the execution by the Company of the Documents (the “Shareholder’s Resolution”);

d)	the deed of incorporation (akte van oprichting) of the Company dated 27 November 2009 (the “Incorporation Deed”);

e)	a fax copy of the excerpt, dated 19 October 2012, from the Commercial Register of the Chamber of Commerce for Amsterdam (the “Chamber of Commerce”) regarding the registration of the Company with the Chamber of Commerce under number 34367289, confirmed by telephone on the date hereof to be up-to-date (the “Excerpt”); and

f)	a scanned copy, received by e-mail, of the shareholder register of the Company (the “Shareholder Register”).

The document under a) above is hereinafter referred to as the “Opinion Document”. The documents under a) through f) are hereinafter collectively referred to as the “Documents”.

Words importing the plural include the singular and vice versa.

Except as stated herein, we have not examined any documents entered into by or affecting the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

In examining and describing the above documents and in giving the opinions stated below, we have, to the extent necessary to form the opinions given below, with your permission, assumed the following:

(i)	that (a) the Incorporation Deed is a valid notarial deed (notariële akte) and that the contents thereof are correct and complete and (b) there were no defects in the incorporation of the Company (not appearing on the face of the Incorporation Deed) on the basis of which a court might dissolve the Company;

(ii)	that the articles of association of the Company as included in the Incorporation Deed (the “Articles”) are the articles of association of the Company as in force on the date hereof (although not constituting conclusive evidence thereof, our assumption is supported by the contents of the Excerpt);

(iii)	that the information contained in the Excerpt, the Shareholder Register, the Board Resolution and the Shareholder’s Resolution is complete, true and correct as of the date hereof;

(iv)	without independent investigation, the accuracy of the statements made (whether orally or in writing) by the officials of (i) the Chamber of Commerce, (ii) the civil registrar (civiele griffie) of the district court (arrondissementsrechtbank) of Amsterdam and (iii) the office of the bankruptcy registrar (faillissementsgriffie) of the district court of Amsterdam;

(v)	the conformity to the originals of all documents submitted to us as copies and the genuineness of all signatures on the original documents, and that the signatures appearing on these documents are the signatures of the persons purporting to have signed such documents;

(vi)	the legal capacity (handelingsbekwaamheid) of all individuals who have signed the Opinion Document, the Board Resolution and the Shareholder’s Resolution or have given or will give confirmations on which we rely;

(vii)	the due incorporation, valid existence and good standing -where such concept is relevant- and the corporate power and authority of, the due authorization and execution of the Opinion Document by, each of the parties thereto, other than the Company, under any applicable law and the due delivery of the Opinion Document, other than by the Company, under any applicable law in which such concept is relevant;

(viii)	the due compliance with all matters of, and the validity, binding effect and enforceability of the Opinion Document under any applicable law, other than Dutch law, and in any jurisdiction, other than the Netherlands, in which any obligation under the Opinion Document is to be performed;

that since the Incorporation Deed no deeds of merger (fusie) or demerger (splitsing) to which the Company is party have been executed before a civil law notary; that the Company has not been dissolved (ontbonden) granted a moratorium of payments (surseance van betaling verleend) or declared bankrupt (failliet verklaard) and that the Company has not been made subject to comparable insolvency proceedings in other jurisdictions; that no receiver, trustee, administrator (bewindvoerder) or similar officer has been appointed in respect of the Company or its assets; that the Company has not been subjected to emergency regulations (noodregeling) on the basis of the Financial Supervision Act (Wet op het financieel toezicht); that no decision has been taken to dissolve (ontbinden) the Company by (a) the competent Chamber of Commerce under article 19a book 2 of the Dutch Civil Code or (b) the competent Court (rechtbank) under article 21 book 2 of the Dutch Civil Code.

Although not constituting conclusive evidence thereof, our assumption is supported by (i) the contents of the Excerpt and (ii) information obtained by telephone today from the office of the bankruptcy registrar of the court of Amsterdam. In connection herewith, we note, however, that it is possible that after our telephone call a petition is made to the office of the bankruptcy registrar of the court of Amsterdam to have the Company declared bankrupt or to grant a moratorium of payments. Such bankruptcy or moratorium of payments would have retroactive effect from 00.00 hours of this date. The Chamber of Commerce has confirmed to us that on or prior to the date hereof, (a) the Company has not filed a resolution for its voluntary liquidation (vrijwillige liquidatie) and (b) that the Chamber of Commerce is not itself taking steps to have the Company dissolved. An online search performed with the EU Insolvency Register (EU Insolventieregister) referred to in article 19b of the Bankruptcy Act maintained with the Court of first instance (Rechtbank) of The Hague showed that no insolvency procedure as referred to in article 2a of Council Regulation (EC) No. 1346/2000 (and as listed in Annex A attached thereto) is registered in respect of the Company. We have not performed any further investigation in this respect;

(ix)	that the Company has not installed a works council (ondernemingsraad) within the meaning of the Dutch Works Council Act (Wet op de ondernemingsraden);

(x)	that the Opinion Document constitutes legal, valid, binding and enforceable obligations of all parties thereto, under the applicable laws of the State of New York and /or any other laws to which the parties are subject, other than the laws of the Netherlands;

(xi)	that the Board Resolution, the Shareholder’s Resolution and the Power of Attorney and any other powers of attorney used in relation to the Documents have not been revoked or amended and are in full force and effect without modification as per the date hereof;

(xii)	that the Company derives a benefit from entering into the Opinion Document, and that the entering into the Opinion Document is in the corporate interest of the Company which assumption - although not constituting conclusive evidence - is supported by a statement in the Board Resolution;

(xiii)	that nothing in this opinion is affected by the provisions of the laws of any jurisdiction other than the Netherlands;

(xiv)	that to the extent that the Documents were executed by an attorney-in-fact acting pursuant to a power of attorney issued by the Company, under the laws governing the existence and extent of the powers of such attorney-in-fact as determined pursuant to the Hague Convention on the Law Applicable to Agency, such power of attorney authorizes such attorney-in-fact to bind the Company towards the other party or parties thereto;

(xv)	that none of the managing directors of the Company has a conflict of interest with the Company in respect of any of the Documents or the transactions contemplated thereby that would preclude any managing director from validly representing the Company (or granting a power of attorney in respect of the execution of the Documents on behalf of the Company) which assumption - although not constituting conclusive evidence - is supported by a statement in the Board Resolution;

(xvi)	that all parties have entered or will enter into the Opinion Document to which they are expressed to be a party from time to time for bona fide commercial reasons and on arm’s length terms;

(xvii)	that there are no supplemental terms and conditions agreed by the parties to the Documents inter se or with third parties that could affect or qualify our opinion as set out herein;

We have understood that the Opinion Document is expressed to be governed by the laws of the State of New York, or in any event by laws other than the laws of the Netherlands. We express no opinion as to the validity of the Opinion Document under the laws of the State of New York, and any laws (including the laws of the European Union) other than the laws of the Netherlands, in force at the date hereof as applied and interpreted according to present duly published case law of the Dutch courts, administrative rulings and authoritative literature and no opinion is given that the future or continued performance of any of the Company’s obligations or the consummation of the transactions contemplated by the Opinion Document will not contravene such laws, application or interpretation. We do not give any opinion on any matters of fact, tax law, anti-trust law, treaties or international law, including without limitation the law of the European Union, unless implemented in Dutch law.

We have not investigated or verified and we do not express an opinion on the accuracy of the facts, representations and warranties as to facts set out in the Documents and in any other document on which we have relied in giving this opinion and for the purpose of this opinion, we have assumed that such facts are correct.

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal considerations as we deem relevant, and subject to the qualifications listed below, we are of the opinion that:

1.	The Company is a corporation duly incorporated as a private limited liability company (Besloten Vennootschap met beperkte aansprakelijkheid) and is validly existing and since the Company has not been dissolved, is not in liquidation, has not merged nor demerged as a result of which the Company ceased to exist, has not been declared bankrupt and has not been granted suspension of payments, it may be considered in good standing (an expression, however, which has no recognized meaning under Netherlands law).

2.	The Company has the necessary corporate capacity to enter into and perform the Opinion Document, to which it is a party, and has taken all necessary corporate actions to authorize the execution, delivery and performance of the Opinion Document.

3.	In accordance with article 19.1 of the Articles, the board of managing directors of the Company shall represent the Company. The authority to represent the Company shall also be vested in a managing director A and a managing director B acting jointly.

According to the Excerpt the board of managing directors of the Company consists of Adriaan Cornelis Konijnendijk (managing director A), Dennis Beets (managing director A), Paulus Cornelis Gerhardus van Duuren (managing director A), Charles William Mooney (managing director B) and Sarah Joan Turvill (managing director B) (jointly the “Board Members”).

Since the Board Resolution, which contains the Power of Attorney is expressed to have been executed by all of the Board Members, the Power of Attorney has been validly issued on behalf of the Company.

Thus, the execution of the Opinion Document on behalf of the Company by means of the signature of Adam Rosman acting upon the Power of Attorney constitutes a due execution of the Opinion Document on behalf of the Company.

The opinions expressed above are subject to the following qualifications:

(i)	The opinions expressed herein may be affected or limited by (a) the general defenses available to obligors under Dutch law in respect of the validity and enforceability of agreements and (b) the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio pauliana), reorganisation, moratorium of payment (surseance van betaling), the Financial Transactions Emergency Act (Noodwet Financieel verkeer), the emergency regulations (noodregeling) on the basis of the Financial Supervision Act (Wet op het financieel toezicht) and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

(ii)	Under Dutch law, to the extent it applies, the rights and obligations of the parties to the Opinion Document are subject to (a) the principle of reasonableness and fairness (redelijkheid en billijkheid), which under Dutch law governs the relationship between the parties to a contract and which, in certain circumstances, may limit or preclude the reliance on, or enforcement of, contractual terms and provisions, and (b) the general defenses available to debtors under Dutch law in respect of the validity, binding effect and enforceability of an agreement. In particular, an agreement may be voided by the courts of the Netherlands if it was made through undue influence (misbruik van omstandigheden), fraud (bedrog), threat (bedreiging) or error (dwaling) of any of the parties to such agreement.

(iii)	In order to obtain a judgment which is enforceable against the Company in the Netherlands, a claim should be brought against the Company before the competent courts of the Netherlands.

In the absence of an applicable convention between the United States of America and the Netherlands providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, a judgment rendered by a court in the United States of America against the Company will not be automatically recognized and enforced by the courts of the Netherlands. The final judgment against the Company obtained in a New York court may be submitted to the courts of the Netherlands and may be considered by the court as evidence on how New York law should be applied in the relevant situation. The courts of the Netherlands are, however, not obliged to follow such final judgment.

(iv)	The enforcement in Dutch courts is subject to Dutch procedural law. When applying the law of any jurisdiction (including the Netherlands), the courts in the Netherlands may:

	a)	give effect to mandatory rules of the law of another jurisdiction with which the situation has a close connection, if and to the extent that, under the laws of the latter jurisdiction, those rules must be applied irrespective of the chosen law;

	b)	apply the laws of the Netherlands in a situation where they are mandatory irrespective of the law otherwise applicable to the Opinion Document; and

	c)	refuse to apply the law of any jurisdiction if such application is manifestly incompatible with the principles of good morals (goede zeden) or public policy (openbare orde) of the Netherlands.

(v)	Under the Dutch rules of corporate benefit, financial assistance and fraudulent preference, the validity of a legal act (such as the execution of an agreement or the giving of guarantees or security) performed by the Company may be contested. In particular:

	a)	The validity of a transaction may under Dutch law furthermore be affected by the ultra vires (doeloverschrijding) provisions of article 2:7 of the Dutch Civil Code. These provisions give legal entities the right to invoke the nullity of a transaction if such transaction entered into by such entity cannot serve to realize the objects of such entity and the other parties to such transaction knew, or may not have been unaware, that such objects and purposes have been exceeded. It is important to take into account (a) the text of the objects clause in the articles of association of the entity, and (b) whether the entity derives certain commercial benefit from the transaction;

	b)	it is prohibited for the Company and any of its Dutch and foreign subsidiaries to give guarantees or security or to act as joint and several debtor or to make loans (unless in case of a private company with limited liability the loans do not exceed the amount of the freely distributable reserves of the company and the making of loans is permitted under its articles of association) for the purpose of the subscription or other acquisition by third parties of shares in the Company or of depository receipts issued in exchange for these shares; and;

	c)	if a legal act performed by the Company is prejudicial to the interests of its creditors, the validity of such legal act may in certain circumstances be contested by such creditors or the public receiver in the bankruptcy of the Company.

(vi)	The Excerpt may not completely and accurately reflect the corporate status and position of the Company insofar as there may be a delay between the taking of a corporate action and the filing of the necessary documentation at the Chamber of Commerce and a further delay between such filing and an entry appearing on the file of the Company at the Chamber of Commerce.

(vii)	It should be noted in connection with the opinion under III. that under Dutch law there is no concept of the delivery of documents which determines the validity and/or binding effect of executed documents.

(viii)	Powers of attorney terminate (1) by revocation (herroeping) by the person issuing any such power of attorney (the “Principal”), (2) notice of termination (opzegging) given by the attorney appointed under such power of attorney (the “Attorney”), or (3) upon the death of, the commencement of legal guardianship over (ondercuratelestelling), the bankruptcy (faillissement) of, or the declaration that a debt settlement arrangement (schuldsaneringsregeling) shall apply to (a) the Attorney unless otherwise provided or (b) the Principal.

Notwithstanding the generality of the previous paragraph, an Attorney maintains his powers in certain urgent cases during one year after the death of, or the commencement of legal guardianship over the Principal or a notice of termination by the Attorney.

Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked and (unless the power of attorney provides otherwise) will not terminate upon the death of or the commencement of legal guardianship of the Principal insofar as they extend to the performance of legal acts (rechtshandelingen) which are in the interest of the Attorney or a third party.

However, at the request of the Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons.

In the event the Principal is granted a moratorium of payments (surséance van betaling), a power of attorney can only be exercised with the cooperation of the court-appointed administrator (bewindvoerder).

Any appointment of a process agent is subject to the rules set forth in the qualifications set forth above and to the requirement that there should be a reasonable and balanced interest for each party to the appointment.

(ix)		Insofar as the laws of the Netherlands are concerned the courts of the Netherlands have the discretion to decrease the amount of contractually agreed damages, indemnities or penalties which they regard as manifestly excessive.

This opinion letter:

	a)	expresses and describes Dutch legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that any issues of interpretation or liability issues arising under this opinion letter will be governed by the laws of the Netherlands and be brought before a Dutch court;

	b)	speaks as of the date stated above;

	c)	is addressed to you and is solely for your benefit; and

	d)	may not be disclosed to or be relied upon by any other person, company, enterprise or institution other than you and your legal advisors.

A copy of this opinion may be appended (on a non-reliance basis) to the Exhibit 5 opinion given by Weil, Gotshal & Manges dated 19 October 2012 and filed with the Securities and Exchange Commission.

The foregoing opinions are limited in all respects to and are to be construed and interpreted in accordance with the laws of the Netherlands as they stand at today’s date and as they are presently interpreted under published authoritative case law as at present in effect.

This opinion is solely rendered by Baker & McKenzie Amsterdam N.V., and Baker & McKenzie Amsterdam N.V., with the exclusion of any of its officers, employees, legal professionals and affiliates, is the sole entity responsible for this opinion. Any liability of Baker & McKenzie Amsterdam N.V. pursuant to this opinion shall be limited to the amount covered by its liability insurance.

In issuing this opinion we do not assume any obligations to notify or to inform you of any developments subsequent to its date might render its contents untrue or inaccurate in whole or in part of such time.

This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any document examined in connection with this opinion except as expressly confirmed herein.

Yours sincerely,

Baker & McKenzie Amsterdam N.V.

/s/ Ph.J.G. Steffens	/s/ M.A. Rijkaart van Cappellen